                                                                     EXHIBIT 12

                THE HERTZ CORPORATION AND SUBSIDIARIES
    CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)
                              UNAUDITED

                                                                        Nine months Ended
                                                                          September 30,
                                                                    --------------------------
                                                                       2002             2001
                                                                    ----------        --------
Income before income taxes                                           $187,230         $134,187

Interest expense                                                      280,387          318,473

Portion of rent estimated to represent the interest factor             89,797           84,206
                                                                     --------         --------

Earnings before income taxes and fixed charges                       $557,414         $536,866
                                                                     ========         ========

Interest expense (including capitalized interest)                    $281,360         $319,599

Portion of rent estimated to represent the interest factor             89,797           84,206
                                                                     --------         --------

Fixed charges                                                        $371,157         $403,805
                                                                     ========         ========

Ratio of earnings to fixed charges                                        1.5              1.3
                                                                     ========         ========